Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 of Nutrition 21, Inc. of our report dated August 22, 2005, on the consolidated financial statements and financial statement schedule included in the Form 10-K of Nutrition 21, Inc. for the year ended June 30, 2005. We also consent to the reference to our Firm under the caption “Experts”.

/s/ J. H. Cohn LLP

Roseland, New Jersey
June 12, 2006

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